EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Supernus Receives $2 Million Milestone for United Therapeutics’ Launch of Orenitram™

Rockville, MD, May 20, 2014 —Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN) today announced that United Therapeutics Corporation (NASDAQ: UTHR) has paid Supernus a $2 million milestone payment under United Therapeutics’ license agreement with Supernus. This payment was due upon the launch of Orenitram™ (treprostinil) Extended-Release Tablets for the treatment of pulmonary arterial hypertension, in the United States.  Orenitram™ utilizes a Supernus patented technology platform.  In addition to the launch milestone, Supernus will receive royalties on net sales of Orenitram™, and may become entitled to additional milestone payments.

“We are pleased to have played a role in helping to bring Orenitram™ to patients and their physicians as an important new therapy option,” said Jack A. Khattar, President and CEO of Supernus. “Over the life of the product, we expect to receive significant recurring royalty revenue from United Therapeutics’ commercialization of Orenitram™. ”

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system, or CNS, diseases. The Company has two marketed products for epilepsy, Oxtellar XR™ (extended-release oxcarbazepine) and Trokendi XR™ (extended-release topiramate). The Company is also developing several product candidates in psychiatry to address large market opportunities in ADHD, including ADHD patients with impulsive aggression. These product candidates include SPN-810 for impulsive aggression in ADHD and SPN-812 for ADHD.

Forward Looking Statements

This press release contains forward-looking statements regarding the potential net sales of Orenitram™ and United Therapeutics’ willingness and ability to pay future royalties and milestone payments as they become due under the License Agreement with Supernus, or the significance of such payments.  Forward-looking statements speak only as of the date of this press release, and the company undertakes no obligation to update or revise these statements, except as may be required by law.

CONTACTS:

Jack A. Khattar, President and CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591